Colfax Reports Third Quarter 2012 Results

FULTON, Md., Oct. 25, 2012 /PRNewswire/ -- Colfax Corporation (NYSE: CFX) today announced its financial results for the third quarter of 2012. On a year-over-year basis, highlights for the third quarter and year-to-date period include:

Third Quarter of 2012 (all comparisons versus the third quarter of 2011)

  After $14.5 million of pre-tax year-one acquisition-related amortization expense, net income of $4.0 million (4 cents per share); adjusted net income (as defined below) of $40.7 million (33 cents per share), which includes a non-cash 3 cents per share gain related to a discrete deferred tax benefit recorded
  Net sales of $954.4 million, organic sales increase (as defined below) of 5.1% from third quarter 2011 proforma net sales (includes the comparable period sales for the operations acquired in the Charter acquisition)
  Operating income of $51.7 million; adjusted operating income (as defined below) of $85.3 million
  Third quarter gas- and fluid-handling orders of $443.8 million, an organic order increase (as defined below) of 4.0%
  Gas- and fluid-handling backlog of $1.4 billion at period end

Nine Months Ended September 28, 2012 (all comparisons versus the nine months ended September 30, 2011)

  After pre-tax expenses of $62.6 million of year-one acquisition-related amortization expense and $43.6 million of Charter acquisition-related expense, a net loss of $98.0 million ($1.09 per share); adjusted net income (as defined below) of $109.3 million (92 cents per share)
  Net sales of $2.9 billion, an increase of 3.5% from the nine months ended September 30, 2011 proforma net sales (includes the comparable period sales for the operations acquired in the Charter acquisition); organic sales increase (as defined below) of 8.2%
  Operating income of $87.8 million; adjusted operating income (as defined below) of $245.9 million
  Gas- and fluid-handling orders of $1.5 billion, an increase of 3.5%; organic order increase (as defined below) of 3.1%

Adjusted net income, adjusted net income per share, adjusted operating income, organic sales growth and organic order growth are not financial measures calculated in accordance with generally accepted accounting principles in the U.S. ("GAAP"). See below for a description of the measures' usefulness and a reconciliation of these measures to their most directly comparable GAAP financial measures.

Steve Simms, President and Chief Executive Officer, stated, "We are very pleased with the strong growth in our long cycle gas- and fluid-handling business, which increased revenues by 14.6% organically in comparison to the proforma 2011 third quarter. Volumes in our shorter cycle fabrication technology business were negatively impacted by the challenging global economic environment. However, despite the volume declines, we achieved improvement in adjusted operating margins through improved product pricing, aggressive SG&A restructuring, global sourcing and plant consolidations."

Non-GAAP Financial Measures and Other Adjustments

Colfax has provided in this press release financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are adjusted net income, adjusted net income per share, adjusted operating income, organic sales growth and organic order growth. Adjusted net income, adjusted net income per share and adjusted operating income exclude asbestos coverage litigation expense, restructuring and other related charges, charges related to the Charter acquisition and fair value adjustments related to the ESAB and Howden inventory and backlog amortization expense to the extent they impact the periods presented. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 25.3% and 29.0% for the third quarter and nine months ended September 28, 2012, respectively, and 31% for both the third quarter and nine months ended September 30, 2011. Proforma organic sales growth and proforma organic order growth represent the proforma comparison of the change in existing businesses that includes the operations acquired in the Charter Acquisition for the comparable prior period (which excludes the results of operations acquired in the Charter Acquisition for the first 12 days of each year to date reporting period) excluding the impact due to acquisitions made by Colfax and Charter and foreign currency fluctuations. These non-GAAP financial measures assist Colfax in comparing its operating performance on a consistent basis because, among other things, they remove the impact of asbestos coverage litigation, costs related to the Charter acquisition and foreign currency fluctuations outside the control of its operating management team.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.

Conference Call and Webcast

Colfax will host a conference call to provide details about its results on Thursday, October 25, 2012 at 8:00 a.m. EDT. The call will be open to the public through 877-303-7908 (U.S. callers) or 678-373-0875 (international callers) and referencing the conference ID number 43963077, or through webcast via Colfax's website at www.colfaxcorp.com under the "Investors" section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.

About Colfax Corporation

Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker "CFX." Additional information about Colfax is available at www.colfaxcorp.com.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax's plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax's results to differ materially from current expectations include, but are not limited to factors detailed in Colfax's reports filed with the U.S. Securities and Exchange Commission including its 2011 Annual Report on Form 10-K under the caption "Risk Factors." In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.

The term "Colfax" in reference to the activities described in this press release may mean one or more of Colfax's global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Colfax Corporation Condensed Consolidated Statements of Operations Dollars in thousands, except per share data (Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
Net sales	$ 954,440	$ 170,294	$ 2,886,459	$ 515,601
Cost of sales	666,453	109,667	2,041,904	337,046
Gross profit	287,987	60,627	844,555	178,555
Selling, general and administrative expense	217,143	41,074	661,191	123,376
Charter acquisition-related expense	—	5,728	43,617	5,728
Restructuring and other related charges	15,865	5,299	43,066	7,518
Asbestos coverage litigation expense	3,313	3,086	8,840	8,454
Operating income	51,666	5,440	87,841	33,479
Interest expense	23,557	1,218	68,280	4,507
Income before income taxes	28,109	4,222	19,561	28,972
Provision for income taxes(1)(2)	13,610	532	86,891	8,337
Net income (loss)	14,499	3,690	(67,330)	20,635
Less: net income attributable to noncontrolling interest, net of taxes	5,405	—	16,808	—
Net income (loss) attributable to Colfax Corporation	9,094	3,690	(84,138)	20,635
Dividends on preferred stock	5,072	—	13,879	—
Net income (loss) available to Colfax Corporation common shareholders	$ 4,022	$ 3,690	$ (98,017)	$ 20,635
Net income (loss) per share—basic and diluted	$ 0.04	$ 0.08	$ (1.09)	$ 0.47

(1) Provision for income taxes the nine months ended September 28, 2012 was significantly impacted by the reassessment of certain deferred tax assets as of the date of the Charter acquisition, which resulted in an increase in the Company's valuation allowance, and the Charter acquisition-related expenses that are either not deductible for tax purposes or were incurred in jurisdictions where no tax benefit can be recognized.

(2) Income tax provision for the three and nine months ended September 28, 2012 includes a $2.9 million gain from a discrete deferred tax benefit recorded to reflect lower tax rates enacted in the United Kingdom during the third quarter.

Colfax Corporation Reconciliation of GAAP to Non-GAAP Financial Measures Dollars in thousands, except per share data (Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011

Adjusted Operating Income
Operating income	$ 51,666	$ 5,440	$ 87,841	$ 33,479
Restructuring and other related charges	15,865	5,299	43,066	7,518
Charter acquisition-related expense	—	5,728	43,617	5,728
Fair value adjustments – ESAB/Howden backlog and inventory amortization expense	14,455	—	62,582	—
Asbestos coverage litigation expense	3,313	3,086	8,840	8,454
Adjusted operating income	$ 85,299	$ 19,553	$ 245,946	$ 55,179
Adjusted operating income margin	8.9%	11.5%	8.5%	10.7%
Adjusted Net Income and Adjusted Net Income Per Share
Net income (loss) attributable to Colfax Corporation	$ 9,094	$ 3,690	$ (84,138)	$ 20,635
Restructuring and other related charges	15,865	5,299	43,066	7,518
Charter acquisition-related expense	—	5,728	43,617	5,728
Fair value adjustments – ESAB/Howden backlog and inventory amortization expense	14,455	—	62,582	—
Asbestos coverage litigation expense	3,313	3,086	8,840	8,454
Tax adjustment(1)	(2,025)	(4,575)	35,320	(7,118)
Adjusted net income	40,702	13,228	109,287	35,217
Adjusted net income margin	4.3%	7.8%	3.8%	6.8%
Dividends on preferred stock	5,072	—	13,879	—
Adjusted net income available to Colfax Corporation common shareholders	35,630	13,228	95,408	35,217
Less: net income attributable to participating securities(2)	4,582	—	12,256	—
	$ 31,048	$ 13,228	$ 83,152	$ 35,217

Weighted-average shares outstanding—diluted	94,791,928	44,411,970	90,829,160	44,299,157
Adjusted net income per share	$ 0.33	$ 0.30	$ 0.92	$ 0.79

Net income (loss) per share — diluted (in accordance with GAAP)	$ 0.04	$ 0.08	$ (1.09)	$ 0.47

(1) The effective tax rates used to calculate adjusted net income and adjusted net income per share are 25.3% and 29.0% for the third quarter and nine months ended September 28, 2012, respectively, and 31% for both the third quarter and nine months ended September 30, 2011.

(2) Adjusted net income per share was calculated consistently with the two-class method in accordance with GAAP as the Series A preferred stock are considered participating securities. Losses are not allocated to the preferred stock.

Colfax Corporation Change in Sales, Orders and Backlog Dollars in millions (Unaudited)

	Net Sales		Orders
	$	%	$	%
Proforma for the three months ended September 30, 2011	$ 971.7		$ 451.2
Components of Change:
Existing businesses	49.5	5.1%	18.0	4.0%
Acquisitions	5.3	0.5%	4.2	0.9%
Foreign currency translation	(72.1)	(7.4)%	(29.6)	(6.5)%
	(17.3)	(1.8)%	(7.4)	(1.6)%
For the three months ended September 28, 2012	$ 954.4		$ 443.8

	Net Sales		Orders		Backlog at Period End
	$	%	$	%	$	%
Proforma as of and for the nine months ended September 30, 2011	$ 2,789.3		$ 1,425.6		$ 1,348.2
Components of Change:
Existing businesses	228.7	8.2%	44.4	3.1%	70.0	5.2%
Acquisitions	52.3	1.9%	78.3	5.5%	12.2	0.9%
Foreign currency translation	(183.8)	(6.6)%	(72.6)	(5.1)%	(51.3)	(3.8)%
	97.2	3.5%	50.1	3.5%	30.9	2.3%
As of and for the nine months ended September 28, 2012	$ 2,886.5		$1,475.7		$1,379.1

CONTACT: Scott Brannan, Chief Financial Officer, Colfax Corporation, +1-301-323-9005, Scott.Brannan@colfaxcorp.com